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Exhibit 10.12

Eagle Bancorp, Inc.
Senior Executive Annual Incentive Plan

January 2010

Eagle Bank Executive Annual Incentive Plan
Plan Document and Administrative Guidelines

        This Annual Incentive Plan is for the Executive Management Team of EGBN. The annual incentive plan is designed to compensate plan participants for the attainment of specified overall bank and individual goals. The objective is to align the interests of senior executives with the interests of the Bank in obtaining superior financial results.

        The Plan operates on a calendar year basis (January 1st to December 31st). This same calendar year is the performance-period for determining the amount of incentive awards to be paid following year end.

PERFORMANCE CRITERIA

  •
  Bank Performance—For all plan participants eighty percent (80%) of the annual incentive will be based on overall bank performance. The Compensation Committee will approve bank wide goals for each senior staff member on an annual basis. In addition, they will review the Bank's annual incentive programs to ensure they do not encourage risky behavior.

  •
  Individual Performance—For participants in tiers II-V, individual performance as determined by annual performance evaluations will be used to determine twenty percent (20%) of the plan participant's incentive payout.

PERFORMANCE STANDARDS

        For each performance factor (Overall Bank, and Individual), an appropriate standard of performance must be established with three essential performance points:

  •
  Threshold Performance:  That level of performance for each factor below which no award will be given. Threshold performance will be 85% of target expectations.

  •
  Target Performance:  The level of performance for each factor at budgeted goals. The budgeted, or expected, level of performance is based upon historical data, and management's best judgment as to expected performance during the upcoming performance period. The Compensation Committee will approve bank wide goals on an annual basis.

  •
  Maximum Expected Performance:  The maximum performance level is 125% of target. There will be no payouts above the maximum level. In addition, while a TARP participant, maximum payouts may be reduced to ensure no payout exceeds 1/3 of total compensation.

PLAN PAYOUTS

        The Net Operating Income, Threshold level, must be met for there to be any payment made for the Bank Performance category. Participants will still be eligible to receive a payout for Individual Performance.

        After all performance results are available at year-end, the awards will be calculated for each Plan participant and approved by the CEO, Compensation Committee and Board of Directors. The Compensation Committee will reserve the discretion to pay out annual incentives in cash or stock. While EGBN is a TARP participant, stock payouts will be made solely in restricted stock which will not fully vest until EGBN is no longer a TARP participant. In addition, while a TARP participant, maximum payouts may be reduced to ensure no payout exceeds 1/3 of total compensation or as specified in final guidance from the Treasury.

        The actual award payouts will be calculated using a ratable approach, where award payouts are calculated as a proportion of minimum, target and maximum award opportunities. If actual performance falls between a performance level, the payout will also fall between the pre-defined performance level on a pro-rated basis. A Plan participant must be an employee at the time of the award payout in order to receive a payout. The result of the performance criteria is calculated as a percent of base salary for participants during the current Plan year. Plan payouts will be made no later than 2.5 months after the year end.

        EGBN has the right to recover any incentive payments that were made based on material misstatements or inaccurate performance metrics.

PLAN ADMINISTRATION

        Responsibilities of the Compensation Committee and the Board of Directors:    The Compensation Committee and the Board has the responsibility to approve, amend, or terminate the Plan as necessary. The actions of the Compensation Committee and the Board shall be final and binding on all parties. The Board shall also review the operating rules of the Plan on an annual basis and revise these rules if necessary. The Board also has the sole ability to decide if an extraordinary event(1) totally outside of management's influence, be it a windfall or a shortfall, has occurred during the current Plan year, and whether the figures should be adjusted to neutralize the effects of such events. After approval by the Board, management shall, as soon as practical, inform each of the Plan participants under the Plan of their potential award under the operating rules adopted for the Plan year.

(1)
An extraordinary event may include a merger, acquisition or divestiture that was not outlined in strategic plan, investment gains or losses, changes in capital cost structure, unplanned branch openings, unexpected and strong sales oriented addition to staff, and increase of 50% or more of collection expenses.

        Responsibilities of the CEO:    The CEO of the Company administers the program directly and provides liaison to the Compensation Committee and the Board, including the following specific responsibilities: recommend the Plan participants to be included in the Plan each year. This includes determining if additional employees should be added to the Plan and if any Plan participants should be removed from participating in the Plan. Provide recommendations for the award opportunity amounts at target and maximum for tiers II and below. The CEO will review the objectives and evaluations, adjust guideline awards for performance and recommend final awards to the Compensation Committee. Provide other appropriate recommendations that may become necessary during the life of the plan. This could include such items as changes to Plan provisions.

        Amendments and Plan Termination:    The Company has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time with approval from the Compensation Committee and the Board of Directors. The Compensation Committee and the Board of Directors may, at its sole discretion, terminate, change or amend any of the Plan as it deems appropriate.

MISCELLANEOUS

        Reorganization:    If the Company shall merge into or consolidate with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person such succeeding or continuing company, firm, or person shall succeed to, assume and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term "Company" as used in this Plan shall be deemed to refer to the successor or survivor company.

        Tax Withholding:    The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

        Designated Fiduciary:    The Company shall be the named fiduciary and Plan Administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

        No Guarantee of Employment:    This Plan is not an employment policy or contract. It does not give the Plan participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Plan participant.

INCENTIVE RANGES, AND AWARD OBJECTIVES

Eagle Bancorp, Inc.

			Proposed Incentive Ranges			Award Objectives
Tier	Name	Position	Threshold	Target	Maximum	Bank	Ind*
I	Ron Paul	CEO	17.5%	35.0%	70.0%	65%	35%
II	Susan Riel	Sr. EVP & COO of the Bank	10.0%	20.0%	40.0%	80%	20%
III	Martha Foulon-Tonat	EVP & Chief Lending Officer	12.5%	25.0%	40.0%	80%	20%
IV	Thomas Murphy	President of Retail Banking	10.0%	20.0%	30.0%	80%	20%
V	Janice Williams	Chief Credit Officer	10.0%	20.0%	30.0%	80%	20%
VI	James Langmead	Chief Financial Officer	5.0%	10.0%	15.0%	80%	20%
VII	Michael Flynn	COO of Eagle Bancorp	5.0%	10.0%	15.0%	80%	20%
			Percent of Salary			Weighting of Award
NOTE:
Threshold, Target and Maximum levels are based on the type of responsibility the members of senior management have and the comparisons made to peers in the Overall Compensation Review previously provided and reviewed by the Compensation Committee. Additionally, these percentages have been used to bring certain members of senior management's base salary to competitive levels.

        Threshold, target and maximum payout thresholds have been established for each tier in order to budget costs associated with this program.

        Individual goals may reflect a discretionary factor from the Board's review of performance.

2010 Proposed Senior Management Incentive Measurements

	CEO	COO	President Retail Banking	COO/ HC	CLO	CFO	CCO	Target
Net Operating Income	50%	12%	12%	20%	10%	16%	12%	$15,283,626
Net Interest Margin						16%		3.97%
Interest Rate on Loans					15%			*
Interest on Investments						10%		3.63%
Interest paid on Liabilities			8%	15%		12%		*
Total Loan Growth					17%			*
Core Deposit Growth from Lenders					10%			*
DDAs/Total Deposits			16%					*
MMAs/Total Deposits			16%					*
Service Charge Income		16%	16%					$3,551,940
Non Interest Loan Income					15%			$1,467,227
ALLL							14%	*
Salaries/Benefit Expense		20%	8%					$24,566,789
Other expenses		16%	4%			10%	8%	$13,580,659
Charge Offs							23%	*
NPAs					15%		23%	*
Efficiency Ratio	15%	16%				16%		58.73%
Annual Average Individual Deposit Goals				20%				*
New Fee Income Products				25%				$200,000
Discretionary	35%	20%	20%	20%	18%	20%	20%
TOTAL	100%	100%	100%	100%	100%	100%	100%

*
Target for these metrics is not disclosed in order to prevent competitive harm to the Company. Target levels for all metrics are based upon the Company's budget goals, which are established by determining the expected financial position and results of operations of the Company at the end of the budget year, in light of the available resources of the Company, market conditions, anticipated interest rates, competitive factors and other anticipated economic and financial conditions, and adjusting the budgeted results of operation, deposit and loan totals and performance ratios to reflect improvement. The Committee and Board of Directors considers these goals aggressive in regards to expected performance and industry standards, particularly in light of the difficult economic climate during 2010. The establishment of budget goals and performance targets for compensation plan purposes in one year, and the changes in such goals and targets from year to year, is not intended to provide any guidance or indication as to operating performance or results in any future period, and readers should not extrapolate past goals to predict future performance goals or targets.

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  Exhibit 10.12